Exhibit 10.2

AMENDMENT TO THE INDEPENDENT DIRECTOR AGREEMENT

This compensation amendment (“Amendment”) to the Independent Director Agreement dated April 1, 2019 (Agreement), made by and between Payment Data Systems, Inc., now known as Usio, Inc., (USIO) and Blaise Bender, (“Director”); is entered into on August 27, 2025, and is made part of the Agreement.

1.	Definitions. All capitalized terms used herein and not expressly defined herein shall have the respective meanings given to such terms in the Agreement.

2.

Entire Agreement. Except as expressly modified by this Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding, and enforceable obligations of USIO and Director. This Amendment and the Agreement is the complete agreement of the parties and supersedes any prior agreements or representations, whether oral or written, with respect thereto.

3.	Successors and Assigns. This Amendment shall be binding upon and ensure the benefit of the successors and permitted assigns of the parties hereto.

4.

Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties acknowledge and agree that Section 3(a) of the Agreement is hereby replaced in its entirety with the following:

3. Compensation.

(a) Cash Compensation. The Director shall receive two thousand dollars ($2,000) each quarter in arrears for participation in quarterly Board and Committee meetings, including the annual stockholders’ meeting. There will be no additional compensation for ad hoc or preparatory meetings or for being the chair of a Committee, other than the Audit Committee and only if appointed the Chair of the audit committee or for being a regular or non-Chair member of the audit committee and holding a valid CPA license. The Chair of the Audit Committee will receive twenty thousand dollars ($20,000) upon timely, including extensions granted by the SEC, and compliant filing of the 10K each year and any regular, non-Chair audit committee member holding a valid CPA license will receive five thousand dollars ($5,000) upon timely, including extensions granted by the SEC, and compliant filing of the 10K each year.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective on the day and year first written above but actually signed on the dates indicated below by their respective signatures.

Director: Name: Blaise Bender Title: Chairperson of the Audit Committee	Usio, Inc. Name: Louis Hoch Chairman, President & CEO
Signature: /s/ Blaise Bender	Signature: /s/ Louis Hoch